Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2015, with respect to the consolidated financial statements included in the Annual Report of Glori Energy Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Glori Energy Inc. on Forms S-8 (File No. 333-201282 and File No. 333-198288) and Form S-3 (File No. 333-196381).

/s/ GRANT THORNTON LLP

Houston, Texas
March 12, 2015